WAIVER AGREEMENT

This WAIVER AGREEMENT, dated as of February 17, 2014 (this “Agreement”), is by and between Chindex International, Inc., a Delaware corporation (the “Company”), and TPG Global, LLC, a Delaware limited liability company (together with its affiliates, “TPG”).

W I T N E S S E T H:

WHEREAS, the Company and TPG are parties to a letter agreement, dated as of March 18, 2013 (the “Letter Agreement”), relating to the non-disclosure of certain information and certain other matters, and desire to waive to a limited extent certain provisions thereof; and

WHEREAS, following the execution of this Agreement, the Company, Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an agreement and plan of merger (the “Merger Agreement”), with capitalized terms used and not defined herein having the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions set forth herein, and intending to be legally bound, the Company and TPG hereby agree as follows:

Section 1. 1. The parties agree that the following shall not be a breach of clauses (a)(i)-(ix) appearing on pages 4 and 5 of the Letter Agreement: (i) the execution and performance of the Merger Agreement, (ii) the execution and performance of the Support Agreement, (iii) the execution and performance of the Guarantee by Sponsor in favor of the Company, (iv) the execution and performance of the Equity Commitment Letter by Sponsor in favor of Parent, (v) the occurrence of the transactions contemplated in each of the foregoing, including without limitation, the Merger, (vi) the execution and performance of the other agreements and arrangements set forth in Section 5.8 of the Parent Disclosure Schedule to the Merger Agreement and (vii) the execution and performance of the Voting Agreement between Parent and Shanghai Fosun High Technology (Group) Co., Ltd. Notwithstanding anything to the contrary in this Agreement, the parties agree that except as expressly provided above the terms of the Letter Agreement remain unchanged and in full force and effect.

Section 1. 2. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 1. 3. All other terms and provisions of the Letter Agreement shall mutatis mutandis apply to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINDEX INTERNATIONAL, INC.

By: /s/ Kenneth A. Nilsson

Name: Kenneth A. Nilsson

Title: Chairman of the Board

TPG Global, LLC

By: /s/ Ronald Cami

Name: Ronald Cami

Title: Vice President